Exhibit 99.1

LB Pharmaceuticals Appoints Joseph Miller as

Chief Financial Officer

NEW YORK, September 3, 2026 (GLOBE NEWSWIRE) — LB Pharmaceuticals Inc (“LB Pharmaceuticals” or the “Company”) (Nasdaq: LBRX), a neuromedicines company dedicated to developing and commercializing high-impact therapies that address the multiple dimensions of underserved brain disorders, today announced the appointment of Joseph Miller as Chief Financial Officer.

Mr. Miller is a biopharmaceutical finance executive with more than two decades of experience leading financial strategy and operations and enterprise transformation for publicly traded biotech and pharmaceutical companies. He brings a proven track record in scaling infrastructure and teams to drive organizational growth, commercialization efforts, and long-term value creation.

“We are pleased to welcome Joe to the team as we enter a potentially transformative period for the company,” said Heather Turner, Chief Executive Officer. “As we approach our pivotal NOVA-2 clinical trial results and continue preparing for the potential launch of LB-102 in schizophrenia, Joe’s extensive experience guiding companies from pivotal data through commercialization will be a tremendous asset. His success in building high-performing financial and operational organizations will help position us to drive long-term value creation.”

“LB Pharmaceuticals has built exceptional momentum as we approach the NOVA-2 readout, a key milestone for our next chapter of growth,” said Joseph Miller, Chief Financial Officer. “I am thrilled to join the company and work with the team to strengthen our organizational readiness for the exciting road ahead as we prepare for the potential commercialization of LB-102.”

Prior to joining LB Pharmaceuticals, Mr. Miller served as Chief Financial Officer of Aurinia Pharmaceuticals, where he built and scaled Aurinia’s financial and operational infrastructure through its transition from late-stage clinical development to the successful commercial launch of LUPKYNIS (voclosporin), the first FDA-approved oral therapy for active lupus nephritis. During his tenure at Aurinia, he oversaw significant revenue growth, profitability and the completion of an ex-U.S. licensing and collaboration agreement with Otsuka Pharmaceutical. Previously, Mr. Miller served as Chief Financial Officer, Principal Executive Officer, and Corporate Secretary of Avalo Therapeutics (formerly Cerecor), where he led the acquisitions of Aevi Genomic Medicine and Ichorion Therapeutics, and facilitated a strategic transformation of the organization by leading the divestiture of Avalo’s commercial portfolio to Aytu BioScience. Earlier, Mr. Miller was the Vice President of Finance at Sucampo Pharmaceuticals, where he was responsible for building out the finance organization to effectively support its rapid growth, ultimately leading to the merger with Mallinckrodt. Mr. Miller previously held various progressive finance leadership roles at QIAGEN, Eppendorf and KPMG LLP. He received his B.S. in accounting from Villanova University and is a Certified Public Accountant.

About LB Pharmaceuticals

LB Pharmaceuticals is a neuromedicines company dedicated to developing and commercializing high-impact therapies that address the multiple dimensions of underserved brain disorders. The Company is building a pipeline that leverages the broad therapeutic potential of its lead product candidate, LB-102, which the Company believes has the opportunity to be the first benzamide antipsychotic drug approved for neuropsychiatric disorders in the United States. LB-102, if approved, has the potential to become a mainstay of psychiatric practice by offering a balanced clinical activity and tolerability profile that provides a potentially attractive alternative to branded and generic therapeutics for the treatment of a broad range of neuropsychiatric diseases.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical facts contained in this press release are forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the timing, progress and results of clinical trials of LB-102, including the pivotal Phase 3 NOVA-2 trial; the Company’s ability to commercialize LB-102, if approved; the Company’s ability to drive long-term value creation. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: the Company’s limited operating history and historical losses; the Company’s ability to raise additional funding to complete the development and any commercialization of LB-102; the Company’s dependence on the success of its lead product candidate, LB-102; the Company’s ability to obtain regulatory approval of and successfully commercialize its product candidate; the early stages of clinical development of the Company’s lead product candidate, LB-102; any undesirable side effects or other properties of the Company’s product candidate; that the Company may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; the Company’s ability to obtain, maintain and protect its intellectual property; and the Company’s dependence on third parties in connection with manufacturing, clinical trials and preclinical studies.

These and other risks are described more fully in the section titled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 and its other documents to be subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Media and Investor Contact:

Ellen Rose

erose@lbpharma.us